UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2012

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 15, 2012, the Board of Directors of Depomed, Inc. (the “Company”) amended the Company’s Bonus Plan, a copy of which is attached hereto as Exhibit 10.1 (the “Bonus Plan”).

The purpose of the Bonus Plan is designed to provide employees with a performance-based plan that rewards the achievement of individual goals and corporate performance. All of the Company’s management staff (including executive officers) are eligible to participate in the Bonus Plan.

Bonuses are calculated based upon a formula which takes into account the participant’s base salary, the Company’s overall performance in relation to its corporate goals and the performance of the participant in relation to individual and corporate goals, weighted to reflect the significance of the goal and the level of effort required to achieve it.

Bonuses will be calculated and paid by March 15 after the end of the performance year during which the bonuses were earned.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2012, the Board of Directors of the Company approved the extension of the term of Management Continuity Agreements between the Company and each of its executive officers to from May 15, 2012 to June 30, 2014.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its annual meeting of shareholders on May 15, 2012 to consider and vote on the following proposals (i) the election of directors until the next annual meeting of shareholders (Proposal 1); (ii) to amend the Company’s 2004 Equity Incentive Plan to increase the number of shares of the Company’s common stock reserved for issuance thereunder by 5,200,000 shares as more completely described in the Proxy Statement dated April 12, 2012 (Proposal 2); (iii) to amend the Company’s 2004 Employee Stock Purchase Plan to increase the number of shares of the Company’s common stock reserved for issuance thereunder by 1,000,000 shares as more completely described in the Proxy Statement dated April 12, 2012 (Proposal 3); (iv) to approve, on an advisory basis, the compensation of the Company’s named executive officers as more completely described in the Proxy Statement dated April 12, 2012 (Proposal 4); and (v) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, as more completely described in the Proxy Statement dated April 12, 2012 (Proposal 5).

Proposal 1: The shareholders of the Company elected seven directors to serve until the next annual meeting of shareholders. The votes regarding the election of directors were as follows:

	Shares Voted For	Votes Withheld	Broker Non-Votes

Peter D. Staple	26,400,324	1,112,892	23,501,252
G. Steven Burrill	26,344,153	1,169,063	23,501,252
Karen A. Dawes	26,463,068	1,050,148	23,501,252
James A. Schoeneck	26,441,654	1,071,562	23,501,252
Craig R. Smith	26,395,724	1,117,492	23,501,252
Julian N. Stern	26,354,044	1,159,172	23,501,252
David B. Zenoff, D.B. A.	26,464,674	1,048,542	23,501,252

Proposal 2:  The shareholders of the Company voted to amend the Company’s 2004 Equity Incentive Plan to increase the number of shares of the Company’s common stock reserved for issuance thereunder by 5,200,000 shares.

For	26,410,617
Against	2,974,343
Abstain	128,256
Broker Non-votes	23,501,252

Proposal 3: The shareholders of the Company voted to amend the Company’s 2004 Employee Stock Purchase Plan to increase the number of shares of the Company’s common stock reserved for issuance thereunder by 1,000,000 shares.

For	26,485,442
Against	999,967
Abstain	27,807
Broker Non-Votes	23,501,252

Proposal 4: The shareholders of the Company voted to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement.

For	25,739,260
Against	1,691,085
Abstain	82,871
Broker Non-Votes	23,501,252

Proposal 5:  The shareholders of the Company approved the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012 with the following votes:

For	50,660,591
Against	291,973
Abstain	61,904

Item 8.01 Other Events

Litigation

On May 9, 2012, the Company filed a lawsuit in the United States District Court for the District of New Jersey against Zydus Pharmaceuticals (USA) Inc., (“Zydus Inc.”) and Cadila Healthcare Limited (“Cadila”) (collectively “Zydus”) for infringement of U.S. Patent Nos., 6,340,475; 6,488,962; 6,635,280; 6,723,340; 7,731,989; and 7,438,927 (collectively, the “Gralise Orange Book Patents”).   The lawsuit is in response to an Abbreviated New Drug Application (an “ANDA”) filed by (“Zydus”) to market generic versions of the Company’s GraliseTM (gabapentin) 300mg tablets.

Each of the Gralise Orange Book Patents is owned by the Company and is listed in the Patent and Exclusivity Information Addendum of the FDA’s publication titled Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book) for Gralise.  U.S. Patent Nos. 6,340,475 and 6,635,280 will expire in 2016, U.S. Patent No. 6,488,962 will expire in 2020, U.S. Patent No. 6,723,340 will expire in 2021, U.S. Patent No. 7,731,989 will expire in 2022, and U.S. Patent No 7,438,927 will expire in 2024.

The Company has commenced the lawsuit within the 45-day period required to automatically stay, or bar, the FDA from approving each of the ANDAs for 30 months or until a district court decision that is adverse to the patents, whichever may occur earlier.

Amendment to Employee Stock Purchase Plan

On May 15, 2012, the Board of Directors of the Company amended the Company’s 2004 Employee Stock Purchase Plan (the “ESPP Plan”) to reduce the length of stock offering periods under the ESPP Plan from 24 months to six months, beginning with the June 1, 2012 offering period.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1         Depomed, Inc. Bonus Plan (as amended through May 15, 2012)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: May 18, 2012	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit

10.1	Depomed, Inc. Bonus Plan (as amended through May 15, 2012)